Exhibit (a)(ix)

                         FORM OF E-MAIL NOTIFICATION OF
               ACCEPTANCE AND CANCELLATION OF TENDERED OPTIONS

      This e-mail confirms that all options validly tendered for exchange pursuant to our Offer to Exchange Certain Outstanding Options for New Options dated October 23, 2002, were accepted and cancelled on November 22, 2002.